                                 EXHIBIT 2.1(b)

                 CONFIDENTIAL TERMINATION AGREEMENT AND RELEASE

         This Confidential Termination Agreement and Release ("TERMINATION AGREEMENT") is effective as of September 15, 1999 (the "TERMINATION AGREEMENT EFFECTIVE DATE") by and between Information Architects Corporation, f/k/a Alydaar Software Corporation and Alydaar Acquisition Corporation (collectively "IA"), both a North Carolina corporation, having an office at 4064 Colony Road, Charlotte, North Carolina 28211, Data Systems Network Corporation ("DATA SYSTEMS"), a Michigan corporation, having an office at 34705 W. 12 Mile Road, Suite 300, Farmington Hills, MI 48331 and the Data Systems directors and officers who are named on the signature pages. Should a conflict exist among the provisions of the Agreements (as defined below), Exhibits thereto, and this Termination Agreement, the provisions of this Termination Agreement, shall control. Any terms in initial capital letters that are not defined in this Termination Agreement shall have the meaning set forth in the Agreements.

                         STATEMENT OF PURPOSE AND FACTS

         Data Systems and IA entered into an Agreement and Plan of Merger, dated January 31, 1999 ("ORIGINAL AGREEMENT"). In addition, Michael W. Grieves, Diane
L. Grieves, Richard R. Burkhart and Gregory D. Cocke, who are parties to the Termination Agreement, (Michael W. Grieves, Diane L. Grieves, Richard R. Burkhart and Gregory D. Cocke and Data Systems are referred to collectively as the "DATA SYSTEMS RELEASORS") each individually, and IA entered into an Affiliate Agreement and a Voting Agreement, each dated January 31, 1999 ("ANCILLARY AGREEMENTS"). Data Systems and IA also entered into a letter, dated May 10, 1999 referencing a possible loan between Data Systems and IA ("LETTER OF INTENT") (the Original Agreement together with all Ancillary Agreements and the Letter of Intent are referred to collectively as the "AGREEMENTS").

         Data Systems Releasors and IA wish to terminate the Agreements because the possible merger, contemplated by the Agreements, is neither in the strategic interest of the parties nor in the best interest of the shareholders of Data Systems or AI.

                                    AGREEMENT

         For and in consideration of the undertakings of the parties and the mutual covenants and agreement set forth in this Termination Agreement, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged:

         1. Acknowledgment of Compromise. It is expressly understood, acknowledged and agreed that by reason of entering into this Termination Agreement, the parties do not admit any fact or liability of any type or nature with respect to any matter, whether or not referred to herein regarding the Agreements. This Termination Agreement is entered into by way of compromise and settlement only to avoid the expense of litigation or arbitration.

         2. Confidentiality, Non-Disclosure. The parties agree that they shall keep the terms of this Termination Agreement confidential and shall not disclose any of the terms of this Termination Agreement to any third party, except to the extent the parties may be required to disclose the Termination Agreement (a) under Federal securities laws or (b) to its employees or agents who have a need to know. If a party is required by law to disclose the terms of this Termination Agreement, such party ("Disclosing Party") shall promptly notify the other parties in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure. The Disclosing Party shall cooperate with the other parties to preserve the confidentiality of such information consistent with applicable law. In the event of a breach of the provisions of this paragraph, the nonbreaching party shall have the right, in addition to such other remedies, which may be available to it, to seek injunctive relief enjoining such acts or attempts, it being acknowledged that monetary remedies may be inadequate.

         3. IA's Release of Data Systems.

          (A) Compromise. Upon IA's execution of this Termination Agreement, IA agrees to pay to Data Systems (a) in accordance with the terms of the promissory note as attached as Exhibit A to this Termination Agreement and incorporated by reference as if set forth in full herein (i) principal in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) in ten (10) equal monthly installments and (ii) interest calculated and paid with each monthly installment on the outstanding principal balance at a rate of ten percent (10%) per annum as expense reimbursement in place of the amounts set forth in the Letter of Intent, commencing October 1, 1999, and (b) Thirteen Thousand Ten and 14/100 Dollars ($13,010.14), which has previously been invoiced to IA for equipment by Data Systems by October 1, 1999 ("OUTSTANDING OBLIGATIONS").

          (B) Release. IA hereby releases, forever discharges and acquits Data Systems' Releasees (as defined below) and all other persons, partnerships, firms, or corporations charged or chargeable with the responsibility or liability from the Agreements, including but not limited to any and all claims which have been asserted or could have been asserted with respect to the Agreements forever from any and all past, present and future manner of actions, losses, expenses, judgements, causes of action, claims, debts, accounts, damages and demands of every kind and nature, past, present and future, known, unknown, asserted or unasserted, relating to or which might hereafter result from the Agreements ("Data Systems' Release"). IA intends that Data Systems' Release will apply to Data Systems, its predecessors, successors, assigns, parent entities (direct or indirect), subsidiaries, affiliates, shareholders, accountants, legal representatives, financial advisors, officers, directors, agents and employees, past, present and future and their legal heirs and representatives (individually and collectively referred to as "Data Systems' Releasee(s)"). IA also agrees not to institute administrative proceedings or a lawsuit against the Data Systems' Releasees in regard to any actions, claims, debts, accounts, demands, causes of action, damages, losses, expenses or judgments, and represents and warrants that no other person or entity has initiated or will initiate such administrative proceedings or lawsuit on behalf of IA. Nothing in the above waiver and release, however, is intended to waive IA's rights to enforce this Agreement or the December 2, 1998 confidentiality letter between IA and Data Systems ("CONFIDENTIALITY AGREEMENT").

         4. Data Systems Releasors' Release of IA. Except for any obligations arising under the Outstanding Obligations, Data Systems Releasors hereby release, forever discharge and acquit IA's Releasees (as defined below) and all other persons, partnerships, firms, or corporations charged or chargeable with the responsibility or liability from the Agreements, including but not limited to any and all claims which have been asserted or could have been asserted with respect to the Agreements forever from any and all past, present and future manner of actions, causes of action, losses, expenses, judgements, claims, debts, accounts, damages and demands of every kind and nature, past, present and future, known, unknown, asserted or unasserted, relating to or which might hereafter result from the Agreements ("IA'S RELEASE"). Data Systems Releasors intend that IA's Release applies to IA, its predecessors, successors, assigns, parent entities (direct or indirect), subsidiaries, affiliates, shareholders, legal representatives, financial advisors, officers, accountants, directors, agents and employees, past, present and future and their legal heirs and representatives (individually and collectively referred to as "IA'S RELEASEE(S)"). The Data Systems Releasors also agree not to institute administrative proceedings or a lawsuit against the IA Releasees in regard to actions, claims, debts, accounts, demands, causes of action, damages, losses, expenses or judgments, and represent and warrant that no other person or entity has initiated or will initiate such administrative proceedings or lawsuit on behalf of any Data Systems Releasor. Nothing in the above waiver and release, however, is intended to waive Data System' Releasors' rights to enforce this Agreement, the Confidentiality Agreement or the Outstanding Obligations.

         5. Agreements' Termination and Press Release. Upon the Termination Agreement Effective Date, the Agreements are terminated in their entirety and shall be of no further force or effect, except for the Confidentiality Agreement. The parties shall simultaneously issue a press release with mutually agreed to wording as set forth in Exhibit B to this Agreement following both parties' signatures of this Termination Agreement and the promissory note.

         6. Representations and Warranties.

         (a) Data Systems Releasors warrant and represent to IA that: (i) Data Systems Releasors have read this Termination Agreement in its entirety, understand its terms and have voluntarily entered into this Termination Agreement after consultation with legal counsel of its choice; (ii) no promise or representation of any kind or character has been made to Data Systems Releasors by any IA representative or by anyone acting for a IA representative, except as is expressly stated in this Termination Agreement; (iii) Data Systems Releasors' signatory is duly authorized to execute this Termination Agreement;
(iv) no person other than Data Systems Releasors, have any interest in the release and settlement herein; (v) Data Systems Releasors have not assigned, pledged or otherwise sold or transferred, in any matter whatsoever, any right, title or interest in any claim which it or they may have or have had against IA Releasees'; and (vi) Data Systems Releasors know of no claims which may be asserted in the future against IA's Releasees.

         (b) IA warrants and represents to Data Systems that: (i) IA has read this Termination Agreement in its entirety, understands its terms and has voluntarily entered into this Termination Agreement after consultation with legal counsel of its choice; (ii) no promise or representation of any kind or character has been made to IA by any Data Systems representative or by anyone acting for a Data Systems representative, except as is expressly stated in this Agreement; (iii) IA's signatory is duly authorized to execute this Termination Agreement; (iv) no person other than IA, has any interest in the release and settlement herein; (v) IA has not assigned, pledged or otherwise sold or transferred, in any matter whatsoever, any right, title or interest in any claim which it or they may have or have had against Data Systems Releasees; and (vi) IA knows of no claims which may be asserted in the future against Data Systems' Releasees.

         7. Termination Agreement Construction. The language of this Termination Agreement has been approved by both parties. The language of this Termination Agreement shall be construed as a whole according to its fair meaning and neither of the parties hereto shall be deemed to be the draftsman of this Termination Agreement in any action which may hereafter arise between the parties. If any provision or portion of this Termination Agreement shall be held for any reason to be unenforceable or illegal, that provision shall be severed from this Termination Agreement and the remainder of this

Termination Agreement shall be valid and enforceable among the parties just as if the provision held to be illegal or unenforceable had never been included in this Termination Agreement.

         8. Assignment, Binding Upon Successors. Neither Data Systems Releasors or IA shall assign or transfer, whether pursuant to a change of control or otherwise, this Termination Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Termination Agreement and the obligations contained herein shall be binding upon the agents, servants, employees, officers, directors, shareholders, subsidiaries, executors, administrators, successors and assigns ("AFFILIATES") of the parties and the promises and releases herein shall inure to the benefit of the parties and their Affiliates to the extent permitted by law.

         9. Governing Law. THIS TERMINATION AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE, ENTERED INTO AND GOVERNED BY THE LAWS (EXCLUDING CONFLICT OF LAWS RULES) OF NORTH CAROLINA.

         10. Notices. Every communication between the parties which is required by this Termination Agreement shall be in writing and shall be effective upon receipt. The notifying party shall address such communications to the other party's President, with a copy to its General Counsel, at the address on the first page of the Termination Agreement. Changes of address shall be communicated to the other party by written notice.

         11. Non-Recruitment Of Employees. Each of Data Systems and IA agree not to solicit for employment, a present employee of the other party during the term of this Agreement and for one (1) year thereafter without the other party's prior written consent. The parties agree that general advertisements for positions shall not be considered a solicitation under this paragraph.

         12. Execution by Facsimile and Counterparts. The parties are executing and exchanging facsimile copies of this Termination Agreement. This Termination Agreement will be deemed to be fully executed and delivered upon the receipt by the parties of counterpart facsimile copies executed by the other parties. The parties also intend to execute and deliver manually executed copies subsequent to the execution of the facsimile copies, however this Termination Agreement shall be deemed to be fully executed and delivered upon receipt of the respective facsimile copies, whether or not the manually executed copies are executed and delivered.

         13. Entire Agreement. This Termination Agreement contains the entire agreement and understanding concerning the subject matter between the parties and supersedes and replaces all prior negotiations, proposed agreements, written or oral. The parties acknowledge that neither they nor any agent or attorney has made any promise, representation, or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement by a duly authorized representative as of the Termination Agreement Effective Date.


DATA SYSTEMS NETWORK CORPORATION              INFORMATION ARCHITECTS CORPORATION


BY: /S/ MICHAEL W. GRIEVES                    BY: /s/ ROBERT F. GRUDER
   ------------------------------                ---------------------------

NAME: MICHAEL W. GRIEVES                      NAME:  ROBERT F. GRUDER
     ----------------------------                  --------------------------

TITLE: CEO                                    TITLE: CEO
      ---------------------------                   ---------------------------


/S/ MICHAEL W. GRIEVES                            /S/ :  GREGORY D. COCKE
Name:  Michael W. Grieves                         Name:  Gregory D. Cocke


/S/ DIANE L. GRIEVES                              /S/    RICHARD R. BURKHART
Name:  Diane L. Grieves                           Name:  Richard R. Burkhart

                                    EXHIBIT A
                       INFORMATION ARCHITECTS CORPORATION

                                 PROMISSORY NOTE
                                DUE JULY 1, 2000

$250,000.00                                            Charlotte, North Carolina
                                                              September 15, 1999

         FOR VALUE RECEIVED, the undersigned, INFORMATION ARCHITECTS CORPORATION (f/k/a Alydaar Software Corporation), a North Carolina corporation (the "Company"), promises to pay to the order of DATA SYSTEMS NETWORK CORPORATION, a Michigan corporation, (the "Holder"), (a) the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) in ten (10) consecutive equal monthly installments of principal in the amount of Twenty Five Thousand ($25,000.00) and
(b) interest, in arrears, calculated on the outstanding principle balance at a rate of ten percent (10%) per annum, and paid on each of the payment dates (the "Payment Dates") referenced in Schedule I attached hereto and made a part hereof; provided that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount hereof.

1. TERMINATION AGREEMENT. This promissory note (this "Note") is issued pursuant to the Confidential Termination Agreement and Release dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the "Termination Agreement"), between the Company and the Holder. Capitalized terms used herein without definition have the meanings assigned thereto in the Termination Agreement.

2. INTEREST. The Company promises to pay interest on the principal amount remaining unpaid hereunder from the date hereof until said principal amount becomes due and payable on each of the Payment Dates at a rate equal to 10.00% per annum. Interest on this Note shall accrue from the date of issuance until repayment of the principal and payment of all accrued interest in full, shall be computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding the foregoing provisions of this Section 2, but subject to applicable law, upon the occurrence and during the continuance of an Event of Default, the principal of and overdue interest on this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at the rate of 18% per annum.

         3. OPTIONAL PREPAYMENT.

                  (a) Upon notice given to the Holder as provided in Section 3(b), the Company may at any time prepay all or any portion of this Note by paying an amount equal to the outstanding principal amount of this Note, or the portion of this Note noticed for prepayment, together with interest accrued and unpaid thereon to the date fixed for prepayment and all other amounts due under this Note.

                  (b) The Company shall give written notice of prepayment of this Note or any portion thereof pursuant to Section 3(a) not less than 3 nor more than 60 days prior to the date fixed for such prepayment. Upon the giving of notice of prepayment by the Company, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof so noticed for prepayment, by paying an amount equal to the outstanding principal amount hereof or the portion hereof so noticed for prepayment together with interest accrued and unpaid thereon to the date fixed for such prepayment and all other amounts due under this Note.

                  (c) All such optional prepayments under Section 3 of this Note shall be applied first to payment of default interest, if any, then to payment of accrued interest and thereafter to payment of principal in the inverse order of the scheduled maturities thereof.

         4. DEFAULTS AND REMEDIES.

                  (a) Events of Default. An "Event of Default" shall occur hereunder if:

                           (i) the Company shall default in the payment of the
                  principal of this Note, when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise; or

                           (ii) the Company shall default in the payment of any
                  interest on this Note, when and as the same shall become due and payable; or

                           (iii) an involuntary or voluntary proceeding shall be
                  commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Company or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or a similar official for the Company or for a substantial part of its property or assets, or (C) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered.

                  (b) Acceleration. If an Event of Default occurs under Section 4(a)(iii), then the outstanding principal of and interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Holder by thirty (30) days prior written notice to the Company, may declare the principal of and interest on this Note to be due and payable immediately. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable and the Holder shall be entitled to exercise all of its rights and remedies hereunder whether at law or in equity.

     5. SUITS FOR ENFORCEMENT. Upon the occurrence and continuation of any one or more Events of Default, the Holder may proceed to protect and enforce its rights and remedies hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of the Note, or to enforce any other legal or equitable right of the Holders of the Note.

     6. REMEDIES CUMULATIVE. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. To the extent permitted by applicable law, the Company and the Holder waive presentment for payment, demand, protest and notice of dishonor.

     7. TRANSFER. Neither Holder or Company shall assign or transfer, whether to a change of control or otherwise, this Note without the prior written consent of the other party. Notwithstanding the foregoing, this Note and the obligations contained herein shall be binding upon the permitted assigns of the parties.

     8. PAYMENTS. All payments of principal of and interest on this Note shall be made in lawful money of the United States of America.

     9. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of North Carolina regardless of conflicts of law principles.

     10. VARIATION IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     11. HEADINGS. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         IN WITNESS WHEREOF, this Note has been executed by the Company by its duly authorized officer as of the day and year first above written.


                                            INFORMATION ARCHITECTS CORPORATION
                                            (f/k/a Alydaar Software Corporation)

                                                By:  /S/ ROBERT F. GRUDER
                                                Name:   ROBERT F. GRUDER
                                                Title:  CEO

                                   SCHEDULE I



Payment Dates

October 1, 1999
November 1, 1999
December 1, 1999
January 1, 2000
February 1, 2000
March 1, 2000
April 1, 2000
May 1, 2000
June 1, 2000
July 1, 2000

                                    EXHIBIT B

Contact: Thomas J. Dudchik
Information Architects Corporation
Morrocroft II
4064 Colony Road
Charlotte, NC 28211
(704) 365-2324
thomas.dudchik@ia.com


INFORMATION ARCHITECTS CORPORATION AND DATA SYSTEMS NETWORK CORPORATION ANNOUNCE TERMINATION OF THE PROPOSED MERGER


CHARLOTTE, N.C AND FARMINGTON HILLS, MI., SEPTEMBER 15TH -- Data Systems Network Corporation (OTC BB: DSYS) and Information Architects Corporation (Nasdaq:IARC) announced a mutual agreement to terminate the Agreement and Plan of Merger dated January 31, 1999 between the two companies.

According to Information Architects' CEO Robert F. Gruder and Data Systems' CEO, Michael Grieves, "During the course of completing the merger, it became apparent that the business objectives of the two companies have changed, and that the companies are moving in different strategic directions than anticipated at the time the Agreement was entered into. Information Architects is focused on becoming a major player in the Internet marketplace through its Content Syndication and Aggregation offering, implementing the patented Metaphoria technology. Data Systems has focused its efforts on delivering professional services in the area of infrastructure design, implementation, and management for governmental and corporate accounts. Both companies believe the termination of the merger to be in the best interests of their shareholders."

Forward Looking Statements
The foregoing statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes" or "continue," the negative thereof, other variations of comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the impact of competitive products and services, our ability to manage growth and acquisitions of technology or people, diversification of our business, the effect of economic and business conditions, including risks inherent in international operations, the ability to attract and retain technical personnel and other risks detailed from time to time in our SEC reports. The companies assume no obligation to update the information in this release.